Exhibit 10.18

Six Flags Entertainment Corporation
Supplemental 401(k) Plan

(Amended and Restated Effective as of January 1, 2021)

1.Purpose and Status

The purpose of the Six Flags Entertainment Corporation Supplemental 401(k) Plan (the “Plan”) is to attract and retain certain select management or highly compensated employees of the Company by providing a means for such employees to defer Compensation and receive Company matching contributions outside of the 401(k) Plan which is subject to certain limitations under the Code.  The Plan provides Eligible Employees the opportunity to defer a portion of their Compensation without such portion being limited by Code restrictions applicable to the 401(k) Plan.  The Plan also enables the Company to credit each Eligible Employee with Supplemental Matching Credits to the extent that allocations of matching contributions under the 401(k) Plan are limited by the Code.  The Plan was originally effective as of July 1, 2012. The Plan is hereby amended and restated in its entirety as follows, with no interruption in time, effective as of January 1, 2021, except as otherwise provided herein.

The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.Eligibility and Participation

(a)Eligible Employees as Participants. The Compensation Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Company who shall become Eligible Employees. An Eligible Employee may become a Participant in accordance with Section 2(d).

(b)Deferral Election. Participants may elect to defer Compensation pursuant to this Plan in an amount equal to the Spillover Amount, if any, for a Plan Year. In order to make such a deferral under the Plan, a Participant must complete a Supplemental Plan Deferral Election Form before January 1 of the Plan Year with respect to which Compensation is to be deferred in accordance with procedures established by the Administrator.  A Participant’s Supplemental Plan Deferral Election Form is irrevocable for the Plan Year to which it is applicable prior to the start of such Plan Year in accordance with procedures established by the Administrator. Notwithstanding the general irrevocability of the Supplemental Plan Deferral Election, such Supplemental Plan Deferral Election shall not apply to Compensation with respect to any payroll period that ends after the Participant receives a hardship withdrawal under the 401(k) Plan or an Unforeseeable Emergency distribution under this Plan and within the same Plan Year as the hardship withdrawal or Unforeseeable Emergency distribution, as applicable. A Participant’s Supplemental Plan Deferral Election Form shall not remain in force or effect for subsequent Plan Years after the Plan Year to which such Supplemental Deferral Election Form applies. Any Participant who has completed a Supplemental Deferral Election Form under the Plan for a Plan Year shall be precluded from changing the Participant’s deferral election under the 401(k) Plan during such Plan Year and any deferral election change under the 401(k) Plan made during such

Plan Year shall not be effective under the 401(k) Plan until the beginning of the following Plan Year. Further, notwithstanding anything to the contrary herein, a Participant’s actions or inactions under the 401(k) Plan shall not be permitted to result in an increase in the amounts deferred under the Plan pursuant to this Section 2(b) and all other nonqualified deferred compensation plans in which the Participant participates (determined without regard to any Supplemental Matching Credits) in excess of the limit with respect to elective deferrals under Sections 402(g)(1)(A), (B), and (C) in effect for the taxable year in which such action or inaction occurs.

(c)Maximum Contribution to 401(k) Plan Required for Supplemental Matching Credits. In order to receive Supplemental Matching Credits for a Plan Year as set forth in Section 3(b), a Participant must have actually deferred the maximum contribution to the 401(k) Plan permitted by Section 402(g) of the Code (for those eligible to make catch-up contributions, $26,000 for 2020, and for others, $19,500 for 2020, as such dollar amounts are adjusted from time to time) for the applicable Plan Year and must have satisfied the eligibility requirements under the 401(k) Plan in order to receive Matching Contributions under the 401(k) Plan.

(d)New Eligible Employees. Any individual who becomes an Eligible Employee during a Plan Year will be eligible (i) to defer Compensation with respect to the Plan Year commencing subsequent to the individual’s becoming an Eligible Employee by completing a Supplemental Plan Deferral Election Form prior to such subsequent Plan Year and (ii) to receive Supplemental Matching Credits for the Plan Year commencing subsequent to the individual’s becoming an Eligible Employee.

(e)Ceasing to Be an Eligible Employee. In the event a Participant should cease to be an Eligible Employee of the Company due to demotion or otherwise while remaining in the employ of the Company, such Participant’s Supplemental Plan Deferrals in effect for such Plan Year shall remain irrevocable and such Participant shall continue to receive Supplemental Matching Credits in accordance with Section 3 during the Plan Year in which the Participant ceases to be an Eligible Employee.  Such Participant shall no longer be eligible to defer Compensation or receive Supplemental Matching Contribution Credits or Discretionary Contribution Credits after the end of the Plan Year in which the Participant’s status changes but shall be subject to the normal distribution rules set forth in Section 5.

3.Credited Amounts

An Account shall be established for each Participant by the Company when he or she becomes a Participant in this Plan.  The Participant shall be 100% vested in the credits under the Plan as follows.  Credits shall be allocated under the Plan with respect to each Plan Year as follows:

(a)Supplemental Plan Deferral Credit. For each Plan Year, the Supplemental Plan Deferrals made by a Participant under this Plan shall be credited to such Participant’s Account.

(b)Supplemental Matching Credit. For each Plan Year, each Participant’s Account will be credited with Supplemental Matching Credits equal to the amount, if any, of the reduction in such Participant’s Matching Contributions under the 401(k) Plan for such Plan Year as a result of the limitations imposed by Sections 401(k)(3), 401(m)(2), and/or 415 of the Code in order to comply with such limitations for such Plan Year. Notwithstanding anything to the contrary in this Section 3(b), the amount of Supplemental Matching Credits with respect to any Participant shall not be affected by such Participant’s actions or inactions under the 401(k) Plan or any other “qualified employer plan” (as defined under Section 409A of the Code) that is sponsored by the Company and that provides for matching or other similar contingent contributions with respect to elective deferrals and other employee pre-tax contributions subject to the contribution restrictions under Section 401(a)(3) or 402(g) of the Code, and any after-tax contributions by such Participant to the 401(k) Plan or any other qualified employer plan, to the extent that such actions or inactions would cause the amount of such Supplemental Matching Credits to exceed 100% of the matching or contingent amounts that would be provided under such qualified employer plans(s) absent plan-based restrictions that reflect limits on qualified plan contributions under the Code. Supplemental Matching Credits shall be credited only after the end of the Plan Year to which they relate, including for Participants who cease to be Eligible Employees during that Plan Year.

(c)Discretionary Contribution Credit. As of any date selected by the Compensation Committee, the Compensation Committee may, in its sole discretion, credit a Participant’s Account with a Discretionary Contribution Credit in such amount, if any, as the Compensation Committee shall determine in its sole discretion. Discretionary Contribution Credits may be made on behalf of some Participants but not others, and such credits may vary among individual Participants in amount.

For record-keeping purposes only, records showing the balance of each Participant’s Account shall be maintained.

4.Measuring Funds

(a)Initial Elections. A Participant shall elect one or more Measuring Funds for deemed investments in accordance with procedures established by the Administrator.  If the Participant makes no such election, the Participant shall be deemed to have elected the Default Measuring Fund as the Measuring Fund.

(b)Change in Measuring Fund Election. The portion of the Participant’s Account which is deemed to have been invested in a Measuring Fund pursuant to this Section 4 shall be deemed to remain so invested in accordance with procedures established by the Administrator.  The Participant shall be able to change Measuring Fund elections pursuant to procedures established by the Administrator.

(c)Actual Investment in Measuring Funds Not Required. Although the benefit payable to a Participant hereunder may be measured by the value of deemed investments designated by the Participant pursuant to this Section 4, the Company need not actually make any such investments.  In the event the Company, in its sole discretion, makes any such investment, such investment shall be solely for the Company’s own account and the Participant shall have no right, title or interest in any such investments.

5.Distributions

(a)Separation from Service of Participant Who is a Key Employee. The Account Balance of a Key Employee shall be paid on the first business day that is at least six months after the date on which the Key Employee has a Separation from Service other than due to such Key Employee’s death (or, if earlier, upon the date of the Key Employee’s death following such

Separation from Service or, if that date is not a business day, the next business day thereafter).  However, the Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified in the previous sentence under Treasury Regulations section 1.409A-3(d), which permits payments to be made later within the same calendar year, or if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.  For purposes of determining the amount payable to the Participant, the Participant’s Account will be valued as of the date the payment is processed.

(b)Separation from Service of Participant Who is Not a Key Employee. Upon the Separation from Service of a Participant who is not a Key Employee, his or her Account Balance shall be paid in a lump sum as of the last business day of the month following the month of the Participant’s Separation from Service.  However, the Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified in the previous sentence under Treasury Regulations section 1.409A-3(d), which permits payments to be made within thirty days before the specified date and later within the same calendar year, or if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.  For purposes of determining the amount payable to the Participant, the Participant’s Account will be valued as of the date the payment is processed.

(c)Death. In the event of a Participant’s death, his or her Account Balance shall be paid to his or her Beneficiary on the date that is 30 days after the date of the Participant’s death (or, if that date is not a business day, the first business day thereafter).  However, the Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified in the previous sentence under Treasury Regulations section 1.409A-3(d), which permits payments to be made within thirty days before the specified date and later within the same calendar year, or if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.  For purposes of determining the amount payable to the Beneficiary, the Participant’s Account will be valued as of the date the payment is processed.

(d)Unforeseeable Emergency Distributions.  Upon the application of a Participant in the event of an Unforeseeable Emergency, the Administrator shall cause the distribution of that portion of the Participant’s Account Balance that does not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The Administrator shall require such proper proof of financial hardship and such evidence of the requirements of a Participant for extraordinary or emergency expenditures as it may deem appropriate, and the Administrator’s determination of financial hardship, whether an Unforeseeable Emergency exists and of the requirements of a Participant for extraordinary or emergency expenditures shall be conclusive.  Any payment made to a Participant pursuant to this Section shall be made reasonably promptly following the Administrator’s determination of the amount payable to the Participant.  Any request authorized pursuant to this Section will result in the cessation of all Supplemental Plan Deferrals and Supplemental Matching Credits that would otherwise be credited to the Participant under this Plan between the first day of the month following the month in which the request is approved and the last day of that Plan Year and with respect to any bonus related to such Plan Year.  In addition, such Participant who receives an Unforeseeable Emergency distribution is precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is made.

(e)Supplemental Matching Credits Credit and Discretionary Contribution Credit After Distribution Date. Any Supplemental Matching Credits or Discretionary Contribution Credits credited to a Participant’s Account after the payment date specified in the preceding provisions of this Section 5 because of a Separation from Service or death shall be distributed as soon as administratively practicable after such Supplemental Matching Credits or Discretionary Contribution Credits are credited to the Participant’s Account but in no event later than the end of the Plan Year in which such Supplemental Matching Contributions or Discretionary Contribution Credits are credited.

6.Beneficiary Designation

Each Participant’s Beneficiary under the Plan shall be the person or persons designated as the Participant’s Beneficiary under the Plan, in the form and manner prescribed by the Administrator.  If no such Beneficiary designation is in effect under the Plan at the time of the Participant’s death, or if no designated Beneficiary under the Plan survives the Participant, the Participant’s Beneficiary shall be the person or persons determined to be the Participant’s beneficiary under the 401(k) Plan (including the default beneficiary rules under the 401(k) Plan, if no beneficiary is designated under the 401(k) Plan).

7.Administration and Interpretation

The Administrator has the sole authority to construe and administer the Plan and to establish, amend and rescind rules and regulations relating to the Plan and to take all such actions and make all such determinations in connection with the Plan as the Administrator may deem necessary or desirable.  The Administrator’s construction, administration and actions under the Plan are binding and conclusive on all persons for all purposes.  Except to the extent preempted by federal law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.  If any provision of the Plan, or the application of any such provision to any person or circumstances, shall be invalid under any applicable law, neither the application of such provision to persons or circumstances other than those as to which such provision is invalid nor any other provisions of the Plan shall be affected thereby.

8.Indemnification

To the fullest extent permitted by law, the Administrator, the Board (and each member thereof), and any employee of the Company to whom responsibilities have been delegated with respect to the administration of the Plan shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

9.Claims Procedure

Any Participant or after a Participant’s death, any Beneficiary (either, “Claimant”) may file a claim for benefits under the Plan by submitting a written statement to the Administrator.  The statement should describe the nature of the claim and request a determination of its validity under the terms of the Plan.  Within 90 days after the date the Administrator receives such claim, the Administrator will issue a ruling.  If special circumstances require an extension of time for processing, the Administrator will send the Claimant written notice of the extension prior to the termination of the 90-day period.  In no case, however, will the extension of time delay the Administrator’s decision beyond 180 days after the Administrator received the claim.  If the claim is denied in whole or in part, the Administrator will send the Claimant a written or electronic notice of such adverse benefit determination.

The notice will be written in a manner calculated to be understood by the Claimant and contain:

(1)The specific reason(s) for denial;

(2)Specific reference to the pertinent Plan provisions on which the denial is based;

(3)   A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following a denial of the claim upon appeal.

If a claim for benefits has been denied, a Claimant may appeal the denial by resubmitting a written statement to the Administrator within 60 days of the date the Claimant receives notice of a denial.  The Claimant’s written appeal should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues, comments, documents, records or other information, which the Claimant deems appropriate with respect to the claim.  If the Claimant so requests in writing, the Administrator will make copies of the Plan documents and other information pertinent to the claim available to the Claimant for examination.

Within 60 days after the appeal is received, the Administrator will notify the Claimant in writing or by electronic notification of its final decision.  If special circumstances require an extension of time for processing, the Administrator will send the Claimant written notice of the extension prior to the termination of the 60-day period.  In no case, however, will the extension of time delay the Administrator’s decision on such appeal request beyond 120 days following receipt of the actual request.

The Administrator’s written or electronic notice of its decision on appeal will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based, and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits.  Any suit for benefits must be brought within one year after the date the Administrator has made a final denial of a claim for benefits.  Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after, in the case of any lump-sum payment, the date on which the payment was made or for all other claims, the date on which the action complained of occurred.

The exhaustion of the claims and review procedures is mandatory for resolving every claim or dispute arising under the Plan.  As to such claims and disputes: (i) no Claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any provision of law, whether or not statutory, until the claims and review procedures set forth in this Section 9 have been exhausted in their entirety; and (ii) in any and all legal actions, all explicit and all implicit determinations by the Company (including, without limitation, determinations as to whether a claim or request for review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

10.Amendment and Termination

The Plan may be amended or terminated at any time by the Compensation Committee or by a committee or person(s) to which the Compensation Committee delegates such authority, provided that no such amendment or termination shall reduce the Account Balance of any Participant under the Plan as of the date of such amendment or termination, and provided further that no such amendment or termination shall accelerate the payment of any amount except to the extent permitted by guidance issued under Section 409A(a)(3) of the Code.  The Administrator may amend the Plan to accommodate administrative changes, conform to law and to make any other changes deemed advisable which do not materially increase the cost to the Company without approval by the Compensation Committee.  If the Plan is terminated, the Board or the Administrator shall provide for how amounts credited to Accounts will be distributed.

11.Section 409A of the Code

The Plan is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with such intent.  If, in the good faith judgment of the Administrator, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Administrator in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision of this Plan to the contrary, the Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no benefit under the Plan is subject to tax under Section 409A of the Code.  Any determinations made by the Administrator under this Section shall be final, conclusive and binding on all persons.  Notwithstanding anything to the contrary in this Plan, in no event shall the Company, its officers, directors, employees, subsidiaries or affiliates be liable for any additional tax, interest or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

12.Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.  Nothing contained in this Plan, and no actions taken pursuant to the provisions of this Plan shall create or be construed to create a trust or any kind of fiduciary relationship between the Company and any Participant, Beneficiary, or any other person.

13.Restriction Against Assignment

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Account or benefit shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account or benefit be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrator shall direct.

14.No Right to Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant or Eligible Employee, or as a right of any Participant or Eligible Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of any of its employees, with or without cause.

15.Miscellaneous

(a)Headings. The headings and sub-headings in this Plan have been inserted for convenience only and should be ignored in construing its provisions.

(b)Rules of Construction.  In the construction of the Plan, the singular shall include the plural, and the plural shall include the singular, and male and female pronouns shall be interchangeable in all cases where such meanings would be appropriate.  All capitalized words shall have the meanings set forth in Appendix A.

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APPENDIX A

DEFINITIONS

“401(k) Plan” means the Six Flags 401(k) Plan as in effect from time to time.

“Account” means the record-keeping book reserve account maintained pursuant to procedures established by the Administrator for a Participant under the Plan.

“Account Balance” means the value, as of a specified date, of the Account of a Participant.

“Administrator” means the Senior Vice President, Administration of the Company.

“Beneficiary” means a person who is designated by a Participant or by the terms of the Plan to receive a benefit under the Plan by reason of a Participant’s death.

“Board” means the Board of Directors of Six Flags Entertainment Corporation.

“Claimant” means any Participant who files a claim for benefits under this Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Six Flags Entertainment Corporation or any subsidiary or affiliate thereof designated by the Administrator.

“Compensation” has the meaning ascribed to that term under the 401(k) Plan with the following additions and modifications:

(i) Base salary and bonuses deferred under this Plan are included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred, and not in the Plan Year in which such amounts are actually paid; and

(ii)Compensation is determined without regard to the limitations under Section 401(a)(17) of the Code.

Compensation for this Plan does not include Compensation received prior to becoming a Participant in this Plan.

For purposes of clarification, bonuses made in Company stock and income recognized from the exercise of any stock options or the vesting or settlement of any other equity awards and income attributable to fringe benefits, welfare benefits, reimbursements and moving expenses are not treated as “Compensation” for purposes of this Plan.

“Compensation Committee” means the Compensation Committee of the Board.

“Default Measuring Fund” means the Measuring Fund designated as the Default Measuring Fund for this Plan by the Administrator.

“Discretionary Contribution Credits” means amounts credited to a Participant’s Account in accordance with Section 3(b) of the Plan.

“Effective Date” means January 1, 2021 as to this amendment and restatement. The original effective date of the Plan was July 1, 2012.

“Eligible Employee” means each employee of the Company employed in the United States who is selected by the Compensation Committee for participation in the Plan and, unless otherwise determined by the Compensation Committee, will include any individual who was an Eligible Employee immediately prior to the Effective Date.

“Key Employee” shall mean a “specified employee” within the meaning of Section 409A of the Code and as determined by the Company.

“Matching Contributions” are Company matching contributions to the 401(k) Plan.

“Measuring Fund” means the investment funds established from time to time under the 401(k) Plan or such other investment funds designated by the Administrator.

“Participant” means a person on whose behalf an Account is maintained under the Plan.

“Plan Year” means the calendar year.

“Separation from Service” means a separation from service as described in Section 409A(a)(2)(A)(i) of the Code.

“Spillover Amount” means, with respect to a Participant, the portion of the pre-tax or Roth deferral contributions that such Participant elects to defer to the 401(k) Plan but that the Participant is unable to defer to the 401(k) Plan due to restrictions imposed by applicable limitations under the Code, including Sections 401(a)(17), 401(k)(3), 401(m)(2), 414(v), 415 and 402(g) of the Code (and any administrative procedures utilized under the 401(k) Plan to ensure that such limits are not exceeded).

“Supplemental Matching Credits” means amounts credited to a Participant’s Account in accordance with Section 3(b) of the Plan.

“Supplemental Plan Deferral Election Form” is the form (printed or electronic) mandated in accordance with procedures established by the Administrator for the purpose of deferring Compensation pursuant to this Plan.

“Supplemental Plan Deferrals” means Compensation deferred pursuant to this Plan in accordance with Section 2(b) of the Plan.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as described in Section 409A(a)(2)(B)(ii) o